Calculation of Filing Fee Tables
S-8
WINDWARD BIO GROUP AG
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares, nominal value CHF 0.015 per share, Windward Bio Group AG 2026 Equity Incentive Plan	Other	6,300,000	$ 17.00	$ 107,100,000.00	0.000087	$ 9,317.70
2	Equity	Common shares, nominal value CHF 0.015 per share, Windward Bio Group AG 2026 Employee Share Purchase Plan	Other	630,000	$ 14.45	$ 9,103,500.00	0.000087	$ 792.00
3	Equity	Common shares, nominal value CHF 0.015 per share, issuable upon exercise of outstanding options under the Windward Bio Group AG Amended and Restated 2025 Equity Incentive Plan	Other	1,553,040	$ 0.02	$ 31,060.80	0.000087	$ 2.70
Total Offering Amounts:						$ 116,234,560.80		$ 10,112.40
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,112.40
Offering Note
[1]	1.a. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional common shares, nominal value CHF 0.015 per share ("Common Shares"), of Windward Bio Group AG (the "Registrant") that become issuable under the plans set forth herein by reason of any share dividend, share split, recapitalization or other similar transaction. 1.b. Proposed Maximum Offering Price Per Unit is estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $17.00 per Common Share pursuant to the Registrant's Registration Statement on Form F-1 (File No. 333-299608), which was declared effective on November 12, 2026. 1.c. Amount Registered consists of Common Shares reserved for future issuance pursuant to awards under the Registrant's 2026 Equity Incentive Plan.

[2]	See note 1.a. above. 2.a. Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act and is calculated based upon 85% of the initial public offering price of $17.00 per Common Share pursuant to the Registrant's Registration Statement on Form F-1 (File No. 333-299608), which was declared effective on November 12, 2026, or $14.45 per Common Share. 2.b. Amount Registered consists of Common Shares reserved for future issuance pursuant to the Registrant's 2026 Employee Share Purchase Plan.

[3]	See note 1.a. above. 3.a. The proposed maximum offering price per unit for these Common Shares is based on the weighted-average exercise price of $0.02 per Common Share of the outstanding options, pursuant to Rule 457(h) under the Securities Act. The exercise price is in US Dollars and reflects the conversion of CHF to USD at an exchange rate of $1.122 to CHF 1.00 as of November 6, 2026. 3.b. Amount Registered consists of the Registrant's Common Shares issuable upon exercise of options outstanding under the Registrant's Amended and Restated 2025 Equity Incentive Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources